                                                                      EXHIBIT 99




                                                         [JOHNSON CONTROLS LOGO]




CONTACT:    Glen L. Ponczak-media                   RELEASE:  January 16, 2003
            (414) 524-2375
            Denise M. Zutz-investors
            (414) 524-3155

           JOHNSON CONTROLS FIRST QUARTER RECORD EPS OF $1.48 REPORTED

         MILWAUKEE, WISCONSIN, January 16, 2003 ... Johnson Controls, Inc. (JCI) today reported that for the first quarter of fiscal 2003:

         -Diluted earnings per share increased 17% to $1.48 from $1.27 for the first quarter of fiscal 2002; and,

         -Sales increased 8% to $5.2 billion from $4.8 billion last year.

         President and Chief Executive Officer John M. Barth said "We are pleased with the attainment of record results for the quarter and the fact that both of our business segments also achieved record sales and operating income. I appreciate the efforts of our employees worldwide, and the support of our customers and shareholders."

         For the three months ended December 31, 2002, operating income increased 4% to $247.9 million compared with $238.5 million for the prior year. Income before income taxes and minority interests rose 8% primarily because of the higher operating income and an increase in equity income. Net income increased 17% to $140.4 million from $119.9 million for the first quarter of 2002 aided by, as previously forecast, a decline in the effective income tax rate to 31.0% from 35.9%.

         Selling, general and administrative expenses were 15% higher as a result of increased automotive engineering expenditures in Europe, the effect of foreign currency translation, and the inclusion of the automotive battery business of Varta which was acquired October 31, 2002.

         "Miscellaneous-net" expense of $2.4 million was slightly lower than the prior year due to a pretax gain of $16.6 million associated with the conversion of the company's investment in shares of Donnelly Corp. into Magna International shares and the subsequent sale of those shares. Non-operating legal and environmental provisions were increased in the current quarter.



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                                                                January 16, 2003
                                                                Page 2

         Total debt to total capitalization increased to 40% from 36% at September 30, 2002 as a result of the battery acquisition.

Automotive Systems Group
------------------------
(dollars in millions)
Three Months Ended
December 31,                        2002                              2001
                                    ----                              ----
                                                                               %
                                                                              ---
Sales                            $3,941.4                         $3,656.2     8
Operating Income                   $196.1                           $190.7     3

         Automotive Systems Group sales for the first quarter of fiscal 2003 increased 8% over the prior year. The increase was due to higher revenues in Europe while sales in other world regions were comparable to the prior year.

         North American sales of interior systems and batteries were about level with last year. Interiors sales were slightly lower than the year ago amount primarily due to the deconsolidation of a seating joint venture six months ago. Domestic sales of automotive batteries increased due to higher unit shipments to virtually all customers.

         Automotive group sales in Europe were 25% higher than in the prior year. The increase was due to revenues associated with the acquired battery business, favorable currency translation and slightly higher sales of interior systems. Excluding the effect of the strengthened Euro, sales rose 12%.

         Johnson Controls automotive sales in Asia, including Japan, and South America were comparable to the prior year.

         Operating income for the Automotive Systems Group increased 3% from the prior year reflecting improved results in North America and Asia. Operating margin declined primarily due to higher engineering spending and increased new program launch costs in Europe.

Controls Group
--------------
(dollars in millions)
Three Months Ended
December 31,                      2002                                  2001
                                  ----                                  ----
                                                                                %
                                                                               ---
Sales                           $1,241.9                             $1,161.5   7
Operating Income                   $51.8                                $47.8   8



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                                                                January 16, 2003
                                                                          Page 3

         Controls Group sales to the nonresidential buildings market increased 7% over the prior year. By region, North American sales increased 6%; Europe 11%; and, Asia 6%. Excluding the effect of currency translation, Controls Group sales increased 4%.

         The sales increase was led by higher revenues associated with controls installation contracts for the new construction market, technical services and facility management services.

         Controls Group operating income for the current quarter was 8% above the prior year amount reflecting the increase in sales.

         Orders worldwide for control systems and technical services were above the prior year level. In North America, new construction orders were strongest from the federal government and health care sectors while existing building orders were higher in the education and federal government markets. Security related business was also higher even though homeland security funding is yet to be released. In Europe, where the construction market remains soft, orders increased substantially for retrofit controls contracts. Johnson Controls also said that orders for technical service contracts in both North America and Europe were sharply higher reflecting a renewed emphasis on penetrating this market. The backlog of uncompleted control system installation contracts at the end of the quarter was 6% higher than one year ago.

Full-Year Outlook

         Johnson Controls has stated that it expects to achieve record sales and diluted earnings per share for the full year of 2003. The full details of this outlook were in a news release issued on January 8, 2003 and in the company's 8-K filed on January 9, 2003.

                                      ****

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

Johnson Controls has made forward-looking statements in this document pertaining to its financial results for fiscal 2003 that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as "believes," "expects," "anticipates" or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, as well as those factors discussed in the company's Form 8-K (dated November 12, 2002) could affect the company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.


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                        CONSOLIDATED STATEMENT OF INCOME
                 (in millions, except per share data; unaudited)

                                                            Three Months
                                                          Ended December 31,
                                                       ------------------------

                                                          2002           2001
                                                       ---------      ---------
Net sales                                              $ 5,183.3      $ 4,817.7
Cost of sales                                            4,433.9        4,141.4
                                                       ---------      ---------
    Gross profit                                           749.4          676.3

Selling, general and administrative expenses               501.5          437.8
                                                       ---------      ---------
    Operating income                                       247.9          238.5

Interest income                                              2.0            3.2
Interest expense                                           (29.1)         (32.1)
Equity income                                                8.3            4.1
Miscellaneous - net                                         (2.4)          (3.4)
                                                       ---------      ---------
    Other income (expense)                                 (21.2)         (28.2)
                                                       ---------      ---------

Income before income taxes and minority interests          226.7          210.3

Provision for income taxes                                  70.4           75.5
Minority interests in net earnings of subsidiaries          15.9           14.9
                                                       ---------      ---------

Net income                                             $   140.4      $   119.9
                                                       =========      =========

Earnings available for common shareholders             $   138.7      $   117.8
                                                       =========      =========

Earnings per share
    Basic                                              $    1.56      $    1.35
                                                       =========      =========
    Diluted                                            $    1.48      $    1.27
                                                       =========      =========






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                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                  (in millions)



                                                          December 31,           September 30,           December 31,
                                                             2002                    2002                   2001
                                                         --------------         ---------------         --------------
                                                          (unaudited)                                     (unaudited)
ASSETS
Cash and cash equivalents                                  $   351.6               $   262.0               $   261.0
Accounts receivable - net                                    3,026.3                 3,064.3                 2,776.9
Costs and earnings in excess of billings on
  uncompleted contracts                                        311.7                   333.4                   264.1
Inventories                                                    781.2                   653.6                   659.7
Other current assets                                           680.3                   632.9                   636.9
                                                           ---------               ---------               ---------
     Current assets                                          5,151.1                 4,946.2                 4,598.6

Property, plant and equipment - net                          2,613.9                 2,445.5                 2,446.1
Goodwill - net                                               2,980.2                 2,754.6                 2,580.6
Other intangible assets - net                                  271.4                   243.5                   255.0
Investments in partially-owned affiliates                      366.0                   347.4                   318.0
Other noncurrent assets                                        393.4                   428.1                   301.5
                                                           ---------               ---------               ---------
     Total assets                                          $11,776.0               $11,165.3               $10,499.8
                                                           =========               =========               =========


LIABILITIES AND EQUITY
Short-term debt                                            $   615.5               $   105.3               $   354.4
Current portion of long-term debt                              327.9                    39.9                    45.2
Accounts payable                                             2,676.3                 2,789.1                 2,417.4
Accrued compensation and benefits                              422.0                   506.6                   363.2
Accrued income taxes                                           158.0                   182.7                   124.4
Billings in excess of costs and earnings
  on uncompleted contracts                                     197.0                   190.8                   165.3
Other current liabilities                                    1,092.3                   991.8                 1,103.8
                                                           ---------               ---------               ---------
     Current liabilities                                     5,489.0                 4,806.2                 4,573.7

Long-term debt                                               1,526.5                 1,826.6                 1,927.4
Postretirement health and other benefits                       166.4                   170.5                   168.5
Minority interests in equity of subsidiaries                   212.0                   189.0                   203.1
Other noncurrent liabilities                                   718.4                   673.3                   571.4
Shareholders' equity                                         3,663.7                 3,499.7                 3,055.7
                                                           ---------               ---------               ---------
     Total liabilities and equity                          $11,776.0               $11,165.3               $10,499.8
                                                           =========               =========               =========




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                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in millions; unaudited)

                                                                                               Three Months
                                                                                             Ended December 31,
                                                                                         --------------------------
                                                                                           2002             2001
                                                                                         ---------        ---------
OPERATING ACTIVITIES
Net income                                                                                 $140.4           $ 119.9

Adjustments to reconcile net income to cash provided by operating activities
      Depreciation                                                                          129.0             119.9
      Amortization of intangibles                                                             4.8               4.7
      Equity in earnings of partially-owned affiliates, net of dividends received            (8.2)             (3.1)
      Minority interests in net earnings of subsidiaries                                     15.9              14.9
      Deferred income taxes                                                                   3.6              10.3
      Other                                                                                 (11.5)             (4.8)
      Changes in working capital, excluding acquisition of businesses
         Receivables                                                                        249.8              73.4
         Inventories                                                                        (10.1)             12.1
         Other current assets                                                               (32.3)             32.9
         Accounts payable and accrued liabilities                                          (442.6)           (258.9)
         Accrued income taxes                                                               (28.5)            (16.6)
         Billings in excess of costs and earnings on uncompleted contracts                    3.8               2.8
                                                                                           ------           -------
           Cash provided by operating activities                                             14.1             107.5
                                                                                           ------           -------

INVESTING ACTIVITIES
Capital expenditures                                                                       (106.6)            (94.0)
Sale of property, plant and equipment                                                         6.0               8.0
Acquisition of businesses, net of cash acquired                                            (218.9)           (592.0)
Changes in long-term investments - net                                                       36.0              (9.3)
                                                                                           ------           -------
           Cash used by investing activities                                               (283.5)           (687.3)
                                                                                           ------           -------

FINANCING ACTIVITIES
Increase (decrease) in short-term debt - net                                                509.6             (48.0)
Increase in long-term debt                                                                      -             600.5
Repayment of long-term debt                                                                (150.3)            (43.7)
Payment of cash dividends                                                                    (5.2)            (31.3)
Other                                                                                         4.9             (11.3)
                                                                                           ------           -------
           Cash provided by financing activities                                            359.0             466.2
                                                                                           ------           -------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                           $ 89.6           $(113.6)
                                                                                           ======           =======

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                                                                          Page 7


                                    FOOTNOTES

1. Effective October 1, 2002, the Company voluntarily adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, the Company has adopted the fair value recognition provisions on a prospective basis and accordingly, the expense in the three months ended December 31, 2002, which was not significant, represents a pro rata portion of the 2003 grant which is earned over a three-year vesting period.

2. On October 31, 2002, the Company acquired Varta AG's Automotive Battery Division, a major European automotive battery manufacturer headquartered in Germany. The Varta Automotive Battery Division (Varta) consists of VARTA Automotive GmbH and the 80% majority ownership in VB Autobatterie GmbH. The acquisition gives the Company a leading market position in Europe. The purchase price of approximately $375 million, which includes the assumption of debt, was financed with short-term debt. Approximately $170 million of the purchase price has initially been reported as goodwill which may be adjusted as appraisals and other valuation studies are completed.

3. Basic earnings per share is computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $0.5 million and $0.7 million for the three months ended December 31, 2002 and 2001, respectively. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options.

                                                                                       Three Months
   (in millions)                                                                    Ended December 31,
                                                                                ----------------------------
                                                                                   2002            2001
                                                                                ------------   -------------
   Weighted Average Shares
   Basic                                                                              88.9           87.6
   Diluted                                                                            94.4           94.0

   Outstanding at period end                                                          89.0           87.7















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